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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2005

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number

0-33207	GREAT PLAINS ENERGY INCORPORATED (A Missouri Corporation) 1201 Walnut Street Kansas City, Missouri 64106 (816) 556-2200 NOT APPLICABLE (Former name or former address, if changed since last report)	43-1916803

1-707	KANSAS CITY POWER & LIGHT COMPANY (A Missouri Corporation) 1201 Walnut Street Kansas City, Missouri 64106 (816) 556-2200 NOT APPLICABLE (Former name or former address, if changed since last report)	44-0308720

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Great Plains Energy Incorporated (Great Plains Energy) and Kansas City Power & Light Company (KCP&L) (the Registrants) are separately filing this combined Current Report on Form 8-K (Report).

Item 1.01	Entry into a Material Definitive Agreement

Item 2.01	Completion of Acquisition or Disposition of Assets

On July 14, 2005, KCP&L and Kansas City Power & Light Receivables Company (Receivables Company), a wholly-owned subsidiary of KCP&L, entered into a Purchase and Sale Agreement (PSA) dated as of July 1, 2005. Also on July 14, 2005, KCP&L, Receivables Company, The Bank of Tokyo-Mitsubishi, Ltd., New York Branch (Bank) and Victory Receivables Corporation (Victory) entered into a Receivables Sale Agreement (RSA) dated as of July 1, 2005. The PSA and the RSA are collectively referred to as the "Agreements".

Under the PSA, KCP&L sells all of its retail electric service accounts receivable to the Receivables Company at a price equal to the amount of the accounts receivable less bad debt reserves and a discount representing the uncertainty of payment and cost of purchase of the accounts receivable. The initial purchase price of accounts receivable has been set at 99.0% of the amount of the accounts receivable, and may be adjusted from time to time to reflect, among other things, charge-off experience and changes in LIBOR rates. The purchase price is paid by the Receivables Company by remitting the net proceeds it receives from selling the accounts receivable under the RSA and by a subordinated note for the balance of the purchase price. The subordinated note carries an interest rate of LIBOR plus 0.50%.

Under the RSA, Receivables Company sells an undivided percentage ownership interest in the accounts receivable and related collections to Victory for cash. Victory has been granted a security interest in the accounts receivable. Victory's obligation to purchase accounts receivable is limited to a maximum of $100 million in aggregate outstanding principal amount during the period of June 1 through October 31, and to a maximum of $70 million in aggregate outstanding principal amount during the period of November 1 through May 31 of each year. KCP&L acts as collection agent for the accounts receivable and, subject to the terms of the RSA, so long as certain conditions precedent are satisfied, collections are automatically used to make additional purchases of accounts receivable by Victory, up to the applicable maximum amounts. Collections not used for this purpose are retained by Receivables Company, which uses such retained collections to pay its expenses and amounts owed under the subordinated note to KCP&L. Receivables Company pays KCP&L a collection agent fee of 2.5% per annum times the aggregate outstanding principal amount of accounts receivable. KCP&L, or its affiliates, also provides ancillary services to the Receivables Company at cost.

The Agreements are structured as a true sale of KCP&L's accounts receivable, and the purchasers under the RSA and creditors of the Receivables Company are entitled to be satisfied out of the assets of the Receivables Company before any value is returned to KCP&L or its creditors. KCP&L has no direct or contingent liability under the Agreements for the obligations of Receivables Company.

The Agreements contain representations and affirmative, negative and financial covenants customary for such arrangements. The Agreements terminate on July 13, 2008. The PSA may also be terminated by either party on 5 business days notice, or upon the occurrence of certain bankruptcy events or if the outstanding principal amount of the subordinated note has exceeded the value of the Receivables Company's interest in the accounts receivable for more than five business days. The RSA may be terminated on 20 days notice by Receivables Company to the Bank, and may also be terminated upon the occurrence of certain termination events, including but not limited to: breaches of representations, warranties and covenants; failure of KCP&L or Receivables Company to make required payments; certain bankruptcy events; failure to maintain delinquency, default or loss-to-liquidation ratios below established limits; default on other indebtedness aggregating more than $25,000,000; failure of Victory's security interest in the accounts receivable to constitute a perfected, first priority security interest; failure to remit collections within two months after November 1 of any year in an amount sufficient to reduce Victory's outstanding investments to its reduced facility limit of $70,000,000; or KCP&L ceasing to be a wholly-owned subsidiary of Great Plains Energy. Upon termination of the Agreements, Victory's obligation to purchase accounts receivable ceases and collections of the sold receivables will be used to reduce Victory's outstanding investments and pay other obligations owed under the RSA before any such collections may be retained by the Receivables Company.

The Bank of Tokyo-Mitsubishi, Ltd. Is co-documentation agent and a lender under a $550 million credit agreement with Great Plains Energy, and under a $250 million credit agreement with KCP&L.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/Terry Bassham

Terry Bassham
Executive Vice President- Finance & Strategic Development and Chief Financial Officer

KANSAS CITY POWER & LIGHT COMPANY

/s/Lori A. Wright

Lori A. Wright
Controller

Date: July 20, 2005